Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2023 Fourth-Quarter and Full-Year Results

CHARLOTTE, N.C., August 22, 2023 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2023 fourth quarter and full year ended June 30, 2023.

“I would like to express my gratitude to our employees for their hard work and ongoing commitment as we continue to serve our vital role as a trusted and embedded partner for our healthcare provider members and other customers as they navigate a very challenging market environment,” said Michael J. Alkire, Premier’s President and CEO. “Leveraging our unique vantage point at the intersection of providers, suppliers, employers, government agencies and other stakeholders, we continued to focus on innovating around the capabilities that our members and other customers will need in the future as they deliver high-quality, cost-effective healthcare to the communities they serve.”

“Our Board of Directors and management team continue to make progress related to our ongoing evaluation of potential strategic alternatives and I am pleased to announce that we closed on the sale of our non-healthcare GPO operations,” Alkire continued. “Through this transaction we were able to unlock substantial value for our stockholders by selling a non-core asset and we plan to evaluate the highest return opportunities for deploying the proceeds, including reinvesting in the business, acquisitions that enhance the value of our business and/or the potential to return capital to stockholders.”

Consolidated Financial Highlights

	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Net revenue:
Supply Chain Services:
Net administrative fees	$158,165	$152,867	3%	$611,035	$601,128	2%
Software licenses, other services and support	8,298	10,146	(18%)	44,261	37,312	19%

Services and software licenses	166,463	163,013	2%	655,296	638,440	3%
Products	61,593	69,681	(12%)	244,659	393,506	(38%)

Total Supply Chain Services	228,056	232,694	(2%)	899,955	1,031,946	(13%)
Performance Services	112,317	108,021	4%	436,177	400,983	9%

Total segment net revenue	340,373	340,715	—%	1,336,132	1,432,929	(7%)
Eliminations	(9)	(9)	—%	(37)	(28)	32%

Net revenue	$340,364	$340,706	—%	$1,336,095	$1,432,901	(7%)

Net income	$18,905	$30,711	(38%)	$174,887	$268,318	(35%)
Net income attributable to stockholders	$21,463	$29,903	(28%)	$175,026	$265,867	(34%)

Diluted earnings per share attributable to stockholders	$0.18	$0.25	(28%)	$1.46	$2.19	(33%)

Consolidated Financial Highlights

	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change

NON-GAAP FINANCIAL MEASURES*:

Adjusted EBITDA:
Supply Chain Services	$128,203	$119,269	7%	$499,431	$500,854	—%
Performance Services	36,272	37,661	(4%)	123,859	126,938	(2%)

Total segment adjusted EBITDA	164,475	156,930	5%	623,290	627,792	(1%)
Corporate	(31,894)	(34,155)	7%	(123,507)	(129,110)	4%

Total	$132,581	$122,775	8%	$499,783	$498,682	—%

Adjusted net income	$81,680	$73,490	11%	$299,330	$302,738	(1%)

Adjusted earnings per share (EPS)	$0.68	$0.61	11%	$2.50	$2.49	—%

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Results of Operations for the Three Months Ended June 30, 2023

(As compared with the three months ended June 30, 2022)

GAAP net revenue of $340.4 million was flat compared to $340.7 million in the year-ago period. GAAP net revenue was impacted by a decline in direct sourcing products revenue as a result of the impact of excess market supply and members’ and other customers’ inventory levels and the continued normalization of COVID-19 pandemic-driven demand and pricing for personal protective equipment (PPE) and other related supplies partially offset by growth in net administrative fees and Performance Services segment revenue.

GAAP net income of $18.9 million decreased 38% from $30.7 million in the prior-year period primarily due to the increase in impairment of assets as a result of the goodwill impairment in the current year period primarily attributable to Contigo Health. This decrease in net income was partially offset by lower stock-based compensation expense resulting from lower achievement of performance share awards, lower cost of revenue in the company’s direct sourcing business, primarily driven by logistics costs and reduction of inventory reserves, and the impact of the cost-savings plan enacted in the third quarter of fiscal 2023.

GAAP diluted EPS of $0.18 decreased 28% from $0.25 in the same period a year ago due to the aforementioned drivers affecting GAAP net income quarter-over-quarter growth.

Adjusted EBITDA of $132.6 million increased 8% from $122.8 million for the same period a year ago primarily due to an increase in Supply Chain Services adjusted EBITDA and lower corporate expenses partially offset by a decrease in Performance Services adjusted EBITDA. Refer to Supply Chain Services and Performance Services sections below for further discussion on the factors that impacted each segment during the quarter.

Adjusted net income of $81.7 million increased 11% from $73.5 million for the same period a year ago. Adjusted EPS of $0.68 increased 11% from $0.61 for the same period a year ago primarily as a result of the same factors that impacted adjusted EBITDA.

Segment Results

(For the fiscal fourth quarter of 2023 as compared with the fiscal fourth quarter of 2022)

Supply Chain Services

Supply Chain Services segment net revenue of $228.1 million decreased 2% from $232.7 million for the same quarter a year ago, primarily reflecting lower products revenue that was partially offset by higher net administrative fees revenue in the fourth quarter of fiscal 2023, as described below.

Net administrative fees revenue of $158.2 million increased 3% from the year ago quarter driven by growth in both Premier’s acute and non-acute, or “Continuum of Care,” group purchasing organization (“GPO”) programs primarily due to recovery of member volumes and further penetration of existing member spend. These increases were partially offset by the following factors: the continued normalization of demand and pricing across certain categories; continued regional variation in patient utilization trends affecting member purchasing; and an increase in aggregate blended member fee share due to market dynamics, including the impact from recent consolidation of certain member health systems.

Products revenue of $61.6 million decreased 12% from $69.7 million in the year-ago period primarily due to continued excess market supply and members’ and other customers’ inventory levels which contributed to lower demand and pricing in the current year period.

Segment adjusted EBITDA of $128.2 million increased 7% from $119.3 million in the same period a year ago primarily due to an increase in net administrative fees revenue and lower logistics costs in the company’s direct sourcing business compared to the prior year period.

Performance Services

Performance Services segment net revenue of $112.3 million increased 4% from $108.0 million for the same quarter a year ago, primarily due to growth in the company’s consulting services and certain of its adjacent markets businesses, including revenue contributions from the company’s acquisition of TRPN Direct Pay, Inc. and Devon Health, Inc. (collectively, “TRPN”) in October 2022.

Segment adjusted EBITDA of $36.3 million decreased 4% from $37.7 million for the same period a year ago mainly due to higher expenses as the company continued to invest in growth and scalability, primarily in the adjacent markets businesses.

Results of Operations for the Year Ended June 30, 2023

(As compared with the year ended June 30, 2022)

GAAP net revenue of $1,336.1 million decreased 7% from $1,432.9 million for the same period a year ago. The decrease was primarily due to a decline in direct sourcing products revenue, which the company expected, as a result of the impact of excess market supply and members’ and other customers’ inventory levels and the continued normalization of pandemic-driven demand and pricing for PPE and other related supplies in fiscal 2023 as compared with the prior year. The decrease was partially offset by increases to Performance Services consulting services revenue and revenue contributions from TRPN.

GAAP net income of $174.9 million decreased 35% from $268.3 million in the same period a year ago primarily due to the following factors:

1.	a one-time gain of $64.1 million on the FFF put right in the prior-year period as a result of the termination and corresponding derecognition of the FFF Put Right liability in fiscal year 2022;

2.

a $16.5 million increase in income tax expense primarily attributable to the prior year valuation allowance release resulting from the company’s subsidiary reorganization on the fiscal-year 2022 GAAP effective tax rate; and

3.

a $37.9 million increase in impairment of assets as a result of a goodwill impairment in the current year period offset by the prior year impairment of certain capitalized software assets as well as certain intangible assets; partially offset by

4.	a $32.5 million decrease in stock-based compensation expense as a result of lower achievement of performance share awards.

GAAP diluted EPS of $1.46 decreased 33% from $2.19 in the same period a year ago mainly due to the aforementioned decrease in net income.

Adjusted EBITDA of $499.8 million compared to $498.7 million in the same period a year ago.

Adjusted net income of $299.3 million decreased 1% from $302.7 million for the same period a year ago. Adjusted EPS of $2.50 compared to $2.49 for the same period a year ago. The company noted that adjusted net income and adjusted EPS reflect income tax expense at an effective rate of 26% for both fiscal 2023 and 2022.

Supply Chain Services segment net revenue of $900.0 million decreased 13% from $1,031.9 million for the same period a year ago. Segment adjusted EBITDA of $499.4 million compared to $500.9 million for the same period a year ago.

Performance Services segment net revenue of $436.2 million increased 9% from $401.0 million for the same period a year ago. Segment adjusted EBITDA of $123.9 million decreased 2% from $126.9 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities (“operating cash flow”) for the year ended June 30, 2023 of $444.5 million was flat compared with the prior year.

Net cash used in investing activities and net cash used in financing activities for the year ended June 30, 2023, were $273.6 million and $167.3 million, respectively. As of June 30, 2023, cash and cash equivalents were $89.8 million compared with $86.1 million as of June 30, 2022, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $215.0 million, of which the full outstanding balance was repaid in July and August 2023.

Free cash flow for the year ended June 30, 2023 was $264.4 million compared with $260.8 million for the same period a year ago. The increase was primarily due to a decrease in purchases of property and equipment.

During fiscal 2023, the company paid aggregate dividends of $100.2 million to holders of its Class A common stock.

Fiscal-2024 Guidance

As previously announced and considering its ongoing strategic review, the company will not be providing fiscal-2024 guidance at this time.

Sale of Non-Healthcare GPO Operations

As previously announced, the company entered into an equity purchase agreement with OMNIA Partners, a leading non-healthcare GPO, under which Premier will sell the contracts pursuant to which substantially all of our non-healthcare GPO members participate in our GPO program, for an estimated purchase price of approximately $800.0 million, subject to certain adjustments, including a true-up adjustment to the purchase price to be paid within approximately eight months following the closing date. On July 25, 2023, the transaction closed and the company subsequently received $689.2 million in cash consideration which includes $151.0 million in escrow subject to release upon certain members agreeing to consents.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833) 953-2438
International participant dial-in number:	(412) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,350 U.S. hospitals and health systems and approximately 300,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and financial restructuring-related expenses, (v) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2023, filed with the Securities and Exchange Commission (SEC), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, including, but not limited to those related to our ability to advance our multi-year growth strategy, the payment of dividends at current levels, or at all, and our expected effective income tax rate, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2023, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Public Relations
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenue:
Net administrative fees	$158,165	$152,867	$611,035	$601,128
Software licenses, other services and support	120,606	118,158	480,401	438,267

Services and software licenses	278,771	271,025	1,091,436	1,039,395
Products	61,593	69,681	244,659	393,506

Net revenue	340,364	340,706	1,336,095	1,432,901
Cost of revenue:
Services and software licenses	54,659	47,658	218,087	183,984
Products	53,212	68,962	221,719	363,878

Cost of revenue	107,871	116,620	439,806	547,862

Gross profit	232,493	224,086	896,289	885,039

Operating expenses:
Selling, general and administrative	185,389	158,549	601,554	576,879
Research and development	1,564	1,485	4,540	4,151
Amortization of purchased intangible assets	12,687	11,046	48,102	43,936

Operating expenses	199,640	171,080	654,196	624,966

Operating income	32,853	53,006	242,093	260,073

Equity in net income of unconsolidated affiliates	1,521	6,340	16,068	23,505
Interest expense, net	(2,711)	(2,677)	(14,470)	(11,142)
Gain on FFF Put and Call Rights	—	—	—	64,110
Other income (expense), net	2,587	(7,470)	6,307	(9,646)

Other income (expense), net	1,397	(3,807)	7,905	66,827

Income before income taxes	34,250	49,199	249,998	326,900
Income tax expense	15,345	18,488	75,111	58,582

Net income	18,905	30,711	174,887	268,318
Net loss (income) attributable to non-controlling interest	2,558	(808)	139	(2,451)

Net income attributable to stockholders	$21,463	$29,903	$175,026	$265,867

Calculation of GAAP Earnings per Share
Numerator for earnings per share:
Net income attributable to stockholders	$21,463	$29,903	$175,026	$265,867
Denominator for earnings per share:
Basic weighted average shares outstanding	119,064	118,001	118,767	120,220
Effect of dilutive securities:
Stock options	14	150	81	206
Restricted stock	540	544	524	510
Performance share awards	443	1,065	517	732

Diluted weighted average shares and assumed conversions	120,061	119,760	119,889	121,668

Earnings per share attributable to stockholders:
Basic	$0.18	$0.25	$1.47	$2.21
Diluted	$0.18	$0.25	$1.46	$2.19

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2023	June 30, 2022
Assets
Cash and cash equivalents	$89,793	$86,143
Accounts receivable (net of $2,878 and $2,043 allowance for credit losses, respectively)	115,295	114,129
Contract assets (net of $885 and $755 allowance for credit losses, respectively)	299,219	260,061
Inventory	76,932	119,652
Prepaid expenses and other current assets	60,387	65,581

Total current assets	641,626	645,566
Property and equipment (net of $662,554 and $578,644 accumulated depreciation, respectively)	212,308	213,379
Intangible assets (net of $265,684 and $217,582 accumulated amortization, respectively)	430,030	356,572
Goodwill	1,012,355	999,913
Deferred income tax assets	653,629	725,032
Deferred compensation plan assets	50,346	47,436
Investments in unconsolidated affiliates	231,826	215,545
Operating lease right-of-use assets	29,252	39,530
Other assets	110,115	114,154

Total assets	$3,371,487	$3,357,127

Liabilities and stockholders’ equity
Accounts payable	$54,375	$44,631
Accrued expenses	47,113	40,968
Revenue share obligations	262,288	245,395
Accrued compensation and benefits	60,591	93,638
Deferred revenue	24,311	30,463
Current portion of notes payable to former limited partners	99,665	97,806
Line of credit and current portion of long-term debt	216,546	153,053
Other current liabilities	50,574	47,183

Total current liabilities	815,463	753,137
Long-term debt, less current portion	734	2,280
Notes payable to former limited partners, less current portion	101,523	201,188
Deferred compensation plan obligations	50,346	47,436
Deferred consideration, less current portion	—	28,702
Operating lease liabilities, less current portion	21,864	32,960
Other liabilities	47,202	42,574

Total liabilities	1,037,132	1,108,277

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 125,587,858 shares issued and 119,158,483 shares outstanding at June 30, 2023 and 124,481,610 shares issued and 118,052,235 shares outstanding at June 30, 2022	1,256	1,245
Treasury stock, at cost; 6,429,375 shares at both June 30, 2023 and June 30, 2022	(250,129)	(250,129)
Additional paid-in capital	2,178,134	2,166,047
Retained earnings	405,102	331,690
Accumulated other comprehensive loss	(8)	(3)

Total stockholders’ equity	2,334,355	2,248,850

Total liabilities and stockholders’ equity	$3,371,487	$3,357,127

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended June 30,
	2023	2022
Operating activities
Net income	$174,887	$268,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,793	129,107
Equity in net income of unconsolidated affiliates	(16,068)	(23,505)
Deferred income taxes	71,403	56,792
Stock-based compensation	13,734	46,229
Impairment of assets	56,718	18,829
Gain on FFF Put and Call Rights	—	(64,110)
Other, net	6,501	5,803
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, inventories, prepaid expenses and other assets	64,253	124,659
Contract assets	(41,088)	(47,219)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(19,590)	(70,669)

Net cash provided by operating activities	$444,543	$444,234

Investing activities
Purchases of property and equipment	$(82,302)	$(87,440)
Acquisition of businesses and equity method investments, net of cash acquired	(187,750)	(26,000)
Investment in unconsolidated affiliates	(2,060)	(16,000)
Other	(1,510)	(10,000)

Net cash used in investing activities	$(273,622)	$(139,440)

Financing activities
Payments made on notes payable	$(100,859)	$(99,243)
Proceeds from credit facility	470,000	325,000
Payments on credit facility	(405,000)	(250,000)
Cash dividends paid	(100,233)	(96,455)
Payments on deferred consideration related to acquisition of business	(27,927)	(28,586)
Proceeds from exercise of stock options under equity incentive plan	6,078	37,766
Repurchase of Class A common stock (held as treasury stock)	—	(250,129)
Other, net	(9,325)	13,858

Net cash used in financing activities	$(167,266)	$(347,789)

Effect of exchange rate changes on cash flows	(5)	(3)
Net increase (decrease) in cash and cash equivalents	3,650	(42,998)
Cash and cash equivalents at beginning of year	86,143	129,141

Cash and cash equivalents at end of period	$89,793	$86,143

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Year Ended June 30,
	2023	2022
Net cash provided by operating activities	$444,543	$444,234
Purchases of property and equipment	(82,302)	(87,440)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(97,806)	(95,948)

Free Cash Flow	$264,435	$260,846

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in Condensed Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the year ended June 30, 2023, the company paid $102.7 million to members including imputed interest of $4.9 million which is included in net cash provided by operating activities. During the year ended June 30, 2022, the company paid $102.7 million to members, including imputed interest of $6.7 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income	$18,905	$30,711	$174,887	$268,318
Interest expense, net	2,711	2,677	14,470	11,142
Income tax expense	15,345	18,488	75,111	58,582
Depreciation and amortization	20,538	22,297	85,691	85,171
Amortization of purchased intangible assets	12,687	11,046	48,102	43,936

EBITDA	70,186	85,219	398,261	467,149
Stock-based compensation	(2,504)	8,580	14,355	46,809
Acquisition- and disposition-related expenses	5,559	1,171	17,151	11,453
Strategic initiative and financial restructuring-related expenses	2,843	8,691	13,831	18,005
Impairment of assets	56,718	18,829	56,718	18,829
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	(221)	285	(533)	547

Adjusted EBITDA	$132,581	$122,775	$499,783	$498,682

Income before income taxes	$34,250	$49,199	$249,998	$326,900
Equity in net income of unconsolidated affiliates	(1,521)	(6,340)	(16,068)	(23,505)
Interest expense, net	2,711	2,677	14,470	11,142
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other (income) expense, net	(2,587)	7,470	(6,307)	9,646

Operating income	32,853	53,006	242,093	260,073
Depreciation and amortization	20,538	22,297	85,691	85,171
Amortization of purchased intangible assets	12,687	11,046	48,102	43,936
Stock-based compensation	(2,504)	8,580	14,355	46,809
Acquisition- and disposition-related expenses	5,559	1,171	17,151	11,453
Strategic initiative and financial restructuring-related expenses	2,843	8,691	13,831	18,005
Equity in net income of unconsolidated affiliates	1,521	6,340	16,068	23,505
Deferred compensation plan expense (income)	2,274	(7,478)	5,422	(9,401)
Impairment of assets	56,718	18,829	56,718	18,829
Other reconciling items, net	92	293	352	302

Adjusted EBITDA	$132,581	$122,775	$499,783	$498,682

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$128,203	$119,269	$499,431	$500,854
Performance Services	36,272	37,661	123,859	126,938
Corporate	(31,894)	(34,155)	(123,507)	(129,110)

Adjusted EBITDA	$132,581	$122,775	$499,783	$498,682

Net income attributable to stockholders	$21,463	$29,903	$175,026	$265,867
Net income attributable to non-controlling interest	(2,558)	808	(139)	2,451
Income tax expense	15,345	18,488	75,111	58,582
Amortization of purchased intangible assets	12,687	11,046	48,102	43,936
Stock-based compensation	(2,504)	8,580	14,355	46,809
Acquisition- and disposition-related expenses	5,559	1,171	17,151	11,453
Strategic initiative and financial restructuring-related expenses	2,843	8,691	13,831	18,005
Impairment of assets	56,718	18,829	56,718	18,829
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	825	1,795	4,345	7,284

Adjusted income before income taxes	110,378	99,311	404,500	409,106
Income tax expense on adjusted income before income taxes	28,698	25,821	105,170	106,368

Adjusted Net Income	$81,680	$73,490	$299,330	$302,738

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to stockholders	$21,463	$29,903	$175,026	$265,867
Net income attributable to non-controlling interest	(2,558)	808	(139)	2,451
Income tax expense	15,345	18,488	75,111	58,582
Amortization of purchased intangible assets	12,687	11,046	48,102	43,936
Stock-based compensation	(2,504)	8,580	14,355	46,809
Acquisition- and disposition-related expenses	5,559	1,171	17,151	11,453
Strategic initiative and financial restructuring-related expenses	2,843	8,691	13,831	18,005
Impairment of assets	56,718	18,829	56,718	18,829
Gain on FFF Put and Call Rights	—	—	—	(64,110)
Other reconciling items, net	825	1,795	4,345	7,284

Adjusted income before income taxes	110,378	99,311	404,500	409,106
Income tax expense on adjusted income before income taxes	28,698	25,821	105,170	106,368

Adjusted Net Income	$81,680	$73,490	$299,330	$302,738

Weighted average:
Common shares used for basic and diluted earnings per share	119,064	118,001	118,767	120,220
Potentially dilutive shares	997	1,759	1,122	1,448

Weighted average shares outstanding - diluted	120,061	119,760	119,889	121,668

Basic earnings per share attributable to stockholders	$0.18	$0.25	$1.47	$2.21
Net income attributable to non-controlling interest	(0.02)	0.01	—	0.02
Income tax expense	0.13	0.16	0.63	0.49
Amortization of purchased intangible assets	0.11	0.09	0.41	0.37
Stock-based compensation	(0.02)	0.07	0.12	0.39
Acquisition- and disposition-related expenses	0.05	0.01	0.14	0.10
Strategic initiative and financial restructuring-related expenses	0.02	0.07	0.12	0.15
Impairment of assets	0.48	0.16	0.48	0.16
Gain on FFF Put and Call Rights	—	—	—	(0.53)
Other reconciling items, net	0.01	0.02	0.04	0.06
Impact of corporation taxes	(0.24)	(0.22)	(0.89)	(0.88)
Impact of dilutive shares	(0.02)	(0.01)	(0.02)	(0.05)

Adjusted EPS	$0.68	$0.61	$2.50	$2.49